Exhibit 99.1

Courier Reports Second-Quarter Results

Restructuring and Impairment Charges Create Net Loss

NORTH CHELMSFORD, Mass.--(BUSINESS WIRE)--April 16, 2009--Courier Corporation (Nasdaq: CRRC), one of America’s leading book manufacturers and specialty publishers, today announced results for the quarter ended March 28, 2009, the second quarter of its 2009 fiscal year. With the nationwide recession undercutting sales in both of the company’s business segments, Courier’s revenues for the quarter were $59.4 million, down 12% from last year’s second-quarter sales of $67.8 million. Meanwhile, the company continued on its recent course of cost reduction and strategic repositioning in anticipation of the economy’s eventual recovery. Including restructuring costs of $3.5 million in conjunction with these initiatives and a non-cash impairment charge of $15.6 million related to performance at Courier’s Dover Publications unit, the company recorded a second-quarter net loss of $11.2 million or $.94 per diluted share. Excluding these charges of $19.1 million, or $12.3 million after tax, net income was $.10 per diluted share, versus $.27 in the second quarter of fiscal 2008.

For the first six months of fiscal 2009, Courier sales were $119.0 million, down 9% from $130.7 million in 2008. The net loss through six months was $10.5 million, versus net income of $4.8 million a year ago. The net loss per diluted share for the period was $.88, compared to net income of $.38 per diluted share for the first six months of fiscal 2008. Excluding the restructuring and impairment charges, net income for the first six months of fiscal 2009 was $2.0 million or $.17 per diluted share.

Second-quarter sales were down in Courier’s three publishing businesses in the midst of widespread consumer caution, tight inventory management by book retailers and a resulting contraction in the supply chain. Despite sales declines, Research & Education Association (REA) remained profitable, while Creative Homeowner delivered significantly improved results compared to recent quarters, operating at breakeven for the last two months of the quarter. With Dover Publications reporting a second consecutive quarterly loss, Courier undertook a formal assessment of potential impairment in Dover’s business. Given the recent reduction in valuation multiples in the publishing industry and the U.S. government’s projection of continued weakness in consumer spending for several quarters to come, under accounting rules, the assessment resulted in a non-cash impairment charge of $15.6 million pre-tax, or $10.1 million after tax, representing 100% of Dover’s goodwill.

Revenues in Courier’s book manufacturing segment were off by a smaller amount, as continued growth in four-color sales helped to offset sharp declines in one- and two-color business. During the quarter, the company completed a series of cost-reduction measures, including the closing of its Book-mart Press facility in North Bergen, New Jersey and the consolidation of one-color work at other Courier manufacturing facilities. Between these measures and others taken in both segments of the company, Courier ended the quarter with a significantly leaner cost structure including a total headcount about 10 percent less than at the start of the quarter.

“By all accounts, the U.S. economy has just come through an extremely tough quarter,” said Courier Chairman and Chief Executive Officer James F. Conway III. “Under the circumstances, we did what we had to do to keep our customers satisfied, our organization sound and our balance sheet strong. I salute the dedicated people throughout Courier who helped make this happen in a very challenging environment. The good news is that our cost-reduction efforts have yielded savings at an annualized rate of over $8 million. Meanwhile, we have maintained our product and service leadership and have the strong customer relationships to show for it.

“While our publishing businesses have faced significant challenges, they have the resilience to meet them. After a long struggle with a collapsed housing market, Creative Homeowner finally turned the corner toward profitability. Meanwhile, despite the impairment charge, Dover remains a sound business with excellent products. One example is its new premium line of Calla Editions, which is off to a very promising start, despite the economic headwinds. And on top of this, Courier Publishing as a whole continues to be a reliable source of business for our manufacturing operations.”

Book manufacturing: education sales slow, but four-color gains

Courier’s book manufacturing segment had second-quarter sales of $49.9 million, down 6% from $53.4 million in last year’s second quarter. The segment’s operating income exclusive of $3.2 million of restructuring charges was $2.6 million, versus $5.3 million a year ago. Including restructuring expenses, the segment had an operating loss of $652,000 in the quarter. Gross profit in the segment was $6.0 million, or 12% of sales, down from $12.8 million, or 24% of sales, in the second quarter of fiscal 2008. The decline reflected the impact of restructuring charges as well as lower sales, competitive pricing and reduced revenue from recycling programs.

For the first six months of fiscal 2009, book manufacturing sales were $100.8 million, down 2% from the first six months of fiscal 2008. Six-month operating income excluding restructuring was $6.2 million, versus $7.7 million for the same period in fiscal 2008. Including restructuring costs, the segment’s operating income for the first six months of fiscal 2009 was $2.9 million. The segment’s gross profit through six months was $16.6 million or 17% of sales, down from $23.2 million or 22% of sales last year, with the decrease entirely attributable to the second quarter.

The book manufacturing segment focuses on three publishing markets: education, religion, and specialty trade. Sales to the education market were down 4% in the quarter and down 1% for the fiscal year to date, with higher education sales up but sales of elementary and high school textbooks down, largely due to local and state budget pressures. Sales to the specialty trade market were even with last year’s second quarter and up 5% for the first six months of fiscal 2009, with rising sales of four-color books offsetting declines in one- and two-color sales. Sales to the religious market were down 13% from last year’s second quarter and down 6% through six months, though sales were up 5% on a trailing 12-month basis in keeping with historical norms.

While four-color sales were up in the quarter, the downward trend in demand for one- and two-color books continued as the economy slowed and competition intensified. In response, Courier closed Book-mart Press, its single-color facility in North Bergen, New Jersey, and reduced one-color capacity at other plants, resulting in aggregate closing and severance costs of approximately $3 million.

“The deepening recession took its toll on us along with everyone else,” said Mr. Conway. “The traditional spring season for elementary and high school textbooks has yet to materialize this year, with states and school districts under pressure to reduce spending; yet over the longer term, we know this business will return. In the religious market, we have seen short-term sales fluctuations for decades within a long-term framework of solid single-digit growth. With the best production platform in the industry and an excellent relationship with our largest customer, we expect that growth to continue. And we are also encouraged by the continued strength of our four-color business in both the education and trade markets.

“We have always taken pride in serving customers well while operating at peak efficiency in good times and bad. Our highly motivated, trained and experienced workforce continues to deliver outstanding results for customers of all sizes. In this difficult economy, their contributions are more valuable than ever to our customers and our company.”

Specialty publishing: reduced in size, Creative Homeowner reaches breakeven

Courier’s specialty publishing segment includes three businesses: Dover Publications, a niche publisher with thousands of titles in dozens of specialty trade markets; Research & Education Association (REA), a publisher of test preparation books and study guides; and Creative Homeowner, which publishes books on home design, decorating, landscaping and gardening.

Second-quarter revenues for the segment were $12.1 million, down 28% from $16.8 million in last year’s second quarter, with sales in all three businesses below prior-year levels. At Creative Homeowner, sales were down 55%, with much of the decline coming from the winding-down of its book distribution services. The elimination of these distribution services was a key factor enabling Creative Homeowner to align its revenues with costs and strengthen its editorial focus. For the quarter, Creative Homeowner’s operating loss was $368,000, versus $1.5 million in the first quarter. Overall, the segment’s second-quarter operating loss was $566,000, versus operating income of $642,000 a year earlier, reflecting lower sales, increased inventory reserves and $300,000 in severance expenses related to back-office consolidation and other cost reduction measures. Gross profit was $4.5 million or 37% of sales, versus $6.5 million or 39% of sales in last year’s second quarter.

For the first six months of fiscal 2009, specialty publishing sales were $23.6 million, down 26% from $32.0 million in fiscal 2008. The six-month operating loss including $500,000 in severance costs was $2.5 million, versus operating income of $1.1 million for the same period in fiscal 2008. Creative Homeowner’s operating loss for the first six months was $1.9 million, compared to $0.6 million last year. The segment’s gross profit through six months was $8.2 million or 35% of sales, down from $12.8 million or 40% of sales last year.

“In publishing as in book manufacturing, we have worked hard to right-size our operations, build on our strengths and position ourselves for sustainable growth when the economy improves,” said Mr. Conway. “This past quarter’s numbers reflect the breadth and depth of those efforts. Meanwhile, our editorial quality and creativity are undiminished, and our sales, marketing and back-office functions are more integrated and efficient than ever. Through the steps we have taken, I am confident that we have laid the groundwork for long-term profitable growth.”

Outlook

“The challenges of today’s economy are not going away soon,” said Mr. Conway. “But we face them with a strong financial position, the most efficient plants in our industry and a proven ability to gain share in tough markets through superior quality and service. Despite the quarter’s net loss, our cash flow was positive, our long-term debt remains modest, and our capital expenditures remain low following the completion of major plant and infrastructure improvements over the last several years. Today’s declaration of a quarterly dividend by our Board of Directors reflects its continued confidence in our financial condition and business prospects.

“While forecasting remains difficult, we expect the second half of our fiscal year to be significantly stronger than the first, as has traditionally been the case. We are poised to reap the full benefits of the difficult steps we have taken to bring costs in line with market conditions, with a projected $8 million in annualized savings. In book manufacturing, we expect continued sales growth in religious scriptures and four-color books for the education and trade markets. In specialty publishing, we have adjusted our sales outlook to reflect the continuing caution of consumers and retailers. At the same time, we expect results at Creative Homeowner to improve significantly over its $4.3 million operating loss in the last half of last year.

“For the remaining six months of fiscal 2009, we expect sales of between $142 million and $154 million, versus $150 million in last year’s second half. And we expect earnings per diluted share of $.83 to $.98, excluding potential restructuring and impairment charges, compared to $.84 per diluted share last year. For fiscal 2009 overall, we project total sales of between $261 million and $273 million, compared to $280 million in fiscal 2008. And we expect full-year earnings per diluted share of $1.00 to $1.15, excluding the restructuring and impairment charges, compared to income of $1.22 per diluted share in fiscal 2008, excluding last year’s third-quarter impairment charge.

“Factors not incorporated into our guidance include the potential impact of continued weakness in the credit markets on customers, competitors and vendors in both of our business segments, and the possibility of future impairment or restructuring charges.

“In addition to measuring our performance by generally accepted accounting principles, we also track several non-GAAP measures including EBITDA (earnings before interest, taxes, depreciation and amortization) as an additional indicator of the company’s operating cash flow performance. This measure should be considered in addition to, not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. For the first six months of fiscal 2009, Courier’s EBITDA excluding restructuring and impairment charges was $14 million, compared to $19 million last year. For the full year, we expect EBITDA excluding restructuring and impairment charges to be between $41 million and $45 million, compared to $46 million last year.”

About Courier Corporation

Courier Corporation prints, publishes and sells books. Headquartered in North Chelmsford, Massachusetts, Courier has two business segments, full-service book manufacturing and specialty book publishing. For more information, visit www.courier.com.

This news release includes forward-looking statements. Statements that describe future expectations, plans or strategies are considered “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995 and releases issued by the Securities and Exchange Commission. The words “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions which are predictions of or indicate future events and trends and which do not relate to historical matters identify forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Factors that could affect actual results include, among others, changes in customers’ demand for the Company’s products, including seasonal changes in customer orders and shifting orders to lower cost regions, changes in market growth rates, changes in raw material costs and availability, pricing actions by competitors and other competitive pressures in the markets in which the Company competes, consolidation among customers and competitors, success in the execution of acquisitions and the performance and integration of acquired businesses including carrying value of intangible assets, restructuring and impairment charges required under generally accepted accounting principles, changes in operating expenses including medical and energy costs, changes in technology including migration from paper-based books to digital, difficulties in the start up of new equipment or information technology systems, changes in copyright laws, changes in consumer product safety regulations, changes in environmental regulations, changes in tax regulations, changes in environmental regulations, changes in the Company’s effective income tax rate and general changes in economic conditions, including currency fluctuations, changes in interest rates, changes in consumer confidence, changes in the housing market, and tightness in the credit markets. Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements will prove to be accurate. The forward-looking statements included herein are made as of the date hereof, and the Company undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

COURIER CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share amounts)

	QUARTER ENDED		SIX MONTHS ENDED
	March 28,	March 29,	March 28,	March 29,
	2009	2008	2009	2008

Net sales	$59,360	$67,787	$119,007	$130,650
Cost of sales	48,737	48,418	93,956	94,540

Gross profit	10,623	19,369	25,051	36,110

Selling and administrative expenses	12,081	13,674	25,157	27,890
Impairment charge (1)	15,607	-	15,607	-

Operating income (loss)	(17,065)	5,695	(15,713)	8,220

Interest expense, net	194	272	421	567

Income (loss) before taxes	(17,259)	5,423	(16,134)	7,653

Income tax provision (benefit)	(6,086)	2,040	(5,664)	2,854

Net income (loss)	($11,173)	$3,383	($10,470)	$4,799

Net income (loss) per diluted share	($0.94)	$0.27	($0.88)	$0.38

Cash dividends declared per share	$0.21	$0.20	$0.42	$0.40

Wtd. average diluted shares outstanding	11,842	12,521	11,835	12,610

SEGMENT INFORMATION:

Net sales:
Book Manufacturing	$49,899	$53,359	$100,781	$103,066
Specialty Publishing	12,058	16,758	23,561	32,014
Elimination of intersegment sales	(2,597)	(2,330)	(5,335)	(4,430)
Total	$59,360	$67,787	$119,007	$130,650

Operating income (loss):
Book Manufacturing	($652)	$5,319	$2,936	$7,697
Specialty Publishing	(566)	642	(2,493)	1,127
Impairment charge (1)	(15,607)	-	(15,607)	-
Stock based compensation	(342)	(302)	(725)	(742)
Intersegment profit	102	36	176	138
Total	($17,065)	$5,695	($15,713)	$8,220

(1) This amount represents a non-cash pre-tax impairment charge related to Dover Publications, Inc. in accordance with SFAS 142. On an after-tax basis, the impairment charge is $10.1 million, or $0.86 per diluted share.

COURIER CORPORATION
SEGMENT RESULTS OF OPERATIONS (Unaudited)
(In thousands)

BOOK MANUFACTURING SEGMENT	QUARTER ENDED		SIX MONTHS ENDED
	March 28,	March 29,	March 28,	March 29,
	2009	2008	2009	2008

Net sales	$49,899	$53,359	$100,781	$103,066
Cost of sales	43,870	40,563	84,140	79,879

Gross profit	6,029	12,796	16,641	23,187

Selling and administrative expenses	6,681	7,477	13,705	15,490

Operating income (loss)	($652)	$5,319	$2,936	$7,697

SPECIALTY PUBLISHING SEGMENT	QUARTER ENDED		SIX MONTHS ENDED
	March 28,	March 29,	March 28,	March 29,
	2009	2008	2009	2008

Net sales	$12,058	$16,758	$23,561	$32,014
Cost of sales	7,566	10,218	15,327	19,227

Gross profit	4,492	6,540	8,234	12,787

Selling and administrative expenses	5,058	5,898	10,727	11,660

Operating income (loss)	($566)	$642	($2,493)	$1,127

COURIER CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited)
(In thousands)

	March 28,	September 27,
ASSETS	2009	2008

Current assets:
Cash and cash equivalents	$124	$178
Investments	803	820
Accounts receivable	31,837	45,626
Inventories	40,768	37,166
Deferred income taxes	4,667	4,680
Other current assets	4,025	1,528
Total current assets	82,224	89,998

Property, plant and equipment, net	91,595	95,692
Goodwill and other intangibles	28,125	43,832
Prepublication costs	9,359	9,595
Other assets	1,583	1,381

Total assets	$212,886	$240,498

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current maturities of long-term debt	$93	$93
Accounts payable	10,834	16,966
Accrued taxes	944	3,560
Other current liabilities	11,781	12,557
Total current liabilities	23,652	33,176

Long-term debt	24,587	23,646
Deferred income taxes	497	4,687
Other liabilities	2,376	2,765

Total liabilities	51,112	64,274

Total stockholders' equity	161,774	176,224

Total liabilities and stockholders' equity	$212,886	$240,498

COURIER CORPORATION
CONSOLIDATED STATEMENTS OF FREE CASH FLOW (Unaudited)
(In thousands)

	For the Six Months Ended
	March 28,	March 29,
	2009	2008

Operating Activities:
Net income (loss)	($10,470)	$4,799
Adjustments to reconcile net income (loss) to cash provided from operating activities:
Depreciation and amortization	11,180	10,558
Impairment charge	15,607	-
Stock based compensation	725	742
Deferred income taxes	(4,177)	2,025
Changes in working capital	(1,834)	(10,863)
Other, net	(758)	(371)

Cash provided from operating activities	10,273	6,890

Investments in organic growth:
Capital expenditures	(4,463)	(5,475)
Prepublication costs	(2,240)	(2,464)

Free cash flow	3,570	(1,049)

Financing Activities:
Long-term borrowings, net	941	12,371
Cash dividends	(4,994)	(5,016)
Proceeds from stock plans	412	804
Stock repurchases	-	(7,177)
Other	17	42

Cash provided from (used for) financing activities	(3,624)	1,024

Decrease in cash and cash equivalents	($54)	($25)

RECONCILIATION TO GAAP PRESENTATION

Investing Activities:
Capital expenditures	($4,463)	($5,475)
Prepublication costs	(2,240)	(2,464)
Other	17	-
Cash used for investing activities	($6,686)	($7,939)

Other non-GAAP measures - EBITDA:
Net income	($10,470)	$4,799
Provision for income taxes	(5,664)	2,854
Interest expense, net	421	567
Depreciation and amortization	11,180	10,558
Impairment charge	15,607	-
EBITDA	$11,074	$18,778

In addition to measuring our performance by generally accepted accounting principles, we also track several non-GAAP measures including Free Cash Flow and EBITDA (earnings before interest, taxes, depreciation and amortization) as additional indicators of the company's operating cash flow performance. These measures should be considered in addition to, not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

COURIER CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(In thousands)

	Quarter Ended			Six Months Ended
BOOK MANUFACTURING SEGMENT	March 28, 2009			March 28, 2009
	GAAP	Restruc-	Non-	GAAP	Restruc-	Non-
	Basis	turing	GAAP	Basis	turing	GAAP
	Measures	Costs (1)	Measures	Measures	Costs (1)	Measures

Net sales	$49,899		$49,899	$100,781		$100,781
Cost of sales	43,870	(2,754)	41,116	84,140	(2,754)	81,386

Gross profit	6,029	2,754	8,783	16,641	2,754	19,395

Selling and administrative expenses	6,681	(475)	6,206	13,705	(491)	13,214

Operating income (loss)	($652)	$3,229	$2,577	$2,936	$3,245	$6,181

	Quarter Ended			Six Months Ended
SPECIALTY PUBLISHING SEGMENT	March 28, 2009			March 28, 2009
	GAAP	Restruc-	Non-	GAAP	Restruc-	Non-
	Basis	turing	GAAP	Basis	turing	GAAP
	Measures	Costs (1)	Measures	Measures	Costs (1)	Measures

Net sales	$12,058		$12,058	$23,561		$23,561
Cost of sales	7,566	(107)	7,459	15,327	(107)	15,220

Gross profit	4,492	107	4,599	8,234	107	8,341

Selling and administrative expenses	5,058	(192)	4,866	10,727	(377)	10,350

Operating income (loss)	($566)	$299	($267)	($2,493)	$484	($2,009)

(1)

Restructuring costs include employee severance expenses related to cost savings initiatives in both of the Company's segments as well as ceasing Creative Homeowner's distribution service within the Specialty Publishing segment. Restructuring costs also include expenses related to closing the Book-mart Press manufacturing facility within the Book Manufacturing segment.

	Quarter Ended			Six Months Ended
	March 28, 2009			March 28, 2009
	Book	Specialty		Book	Specialty
	Manufacturing	Publishing	Total	Manufacturing	Publishing	Total
	Segment	Segment	Company	Segment	Segment	Company

Employee severance expenses	$1,112	$299	$1,411	$1,128	$484	$1,612
Lease termination and other facility closure costs	2,117	0	2,117	2,117	0	2,117

Total restructuring costs	$3,229	$299	$3,528	$3,245	$484	$3,729

CONTACT:
Courier Corporation
James F. Conway III, 978-251-6000
Chairman, President and
Chief Executive Officer
or
Peter M. Folger, 978-251-6000
Senior Vice President and
Chief Financial Officer
www.courier.com